Exhibit 99.1

IAC REPORTS Q3 2016

NEW YORK— November 2, 2016—IAC (NASDAQ: IAC) released third quarter 2016 results today.  It also separately released a letter to shareholders from CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

SUMMARY RESULTS

($ in millions except per share amounts)

	Q3 2016	Q3 2015	Growth
Revenue	$764.1	$838.6	-9%

Operating income	85.6	87.1	-2%
Net earnings	43.2	65.6	-34%
GAAP Diluted EPS	0.49	0.74	-34%

Adjusted EBITDA	139.0	141.1	-2%
Adjusted Net Income	60.3	90.3	-33%
Adjusted EPS	0.73	1.01	-27%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q3 2016 HIGHLIGHTS

•                  Match Group revenue increased 18% to $316.4 million driven by a 22% increase in Dating revenue due to 33% growth in Average PMC to over 5.5 million globally.  Tinder ended Q3 2016 with over 1.5 million PMC.

•                  Operating income increased 57% to $91.8 million and Adjusted EBITDA increased 34% to $110.7 million.

•                  HomeAdvisor revenue increased 34% to $133.6 million driven primarily by a 39% increase in HomeAdvisor domestic revenue due to 48% growth in paying service professionals to over 137,000 and 27% growth in service requests.

•                  Operating income increased 110% to $12.8 million and Adjusted EBITDA increased 79% to $16.0 million.

•                  On October 10, 2016, HomeAdvisor announced that it had agreed to acquire a controlling interest in MyHammer Holding AG, the leading home services marketplace in Germany.  The acquisition is expected to close in Q4 2016.  HomeAdvisor also announced that it intends to commence a tender offer to acquire the remaining publicly-held stake.

•                  In the Video segment, Vimeo paid subscribers increased 13% to over 741,000.

•                  In Q3 2016, IAC repurchased 550,000 shares of common stock at an average price of $59.19 per share, or $32.6 million in aggregate.  Year-to-date through October 28, 2016, IAC repurchased 5.3 million shares of common stock, nearly 6.5% of the outstanding capital stock of the Company, at an average price of $46.79 per share, or $247.3 million in aggregate.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q3 2016	Q3 2015	Growth
	$ in millions
Revenue
Match Group	$316.4	$269.0	18%
HomeAdvisor	133.6	99.4	34%
Video	60.0	60.1	0%
Applications	142.8	193.3	-26%
Publishing	74.9	178.7	-58%
Other	36.6	38.2	-4%
Intercompany Elimination	(0.1)	(0.1)	-18%
	$764.1	$838.6	-9%
Operating Income (Loss)
Match Group	$91.8	$58.4	57%
HomeAdvisor	12.8	6.1	110%
Video	(2.7)	(5.7)	53%
Applications	29.2	46.5	-37%
Publishing	(14.6)	14.1	NM
Other	(1.5)	0.2	NM
Corporate	(29.5)	(32.5)	9%
	$85.6	$87.1	-2%
Adjusted EBITDA
Match Group	$110.7	$82.7	34%
HomeAdvisor	16.0	8.9	79%
Video	(0.9)	(5.1)	83%
Applications	34.6	47.9	-28%
Publishing	(6.2)	21.1	NM
Other	(0.8)	1.6	NM
Corporate	(14.3)	(15.9)	10%
	$139.0	$141.1	-2%

Match Group

Dating revenue increased 22% driven by higher Average PMC at both North America and International, up 26% and 46%, respectively, due mainly to Tinder, the contribution from PlentyOfFish, acquired on October 28, 2015, and Pairs.

Operating income increased 57% to $91.8 million and Adjusted EBITDA increased 34% to $110.7 million due primarily to the higher revenue, reduced selling and marketing expenses as a percentage of revenue and $1.8 million in lower costs related to the consolidation and streamlining of our technology systems and European operations at our Dating businesses.  Operating income also benefitted from income of $5.1 million in the current year versus $0.8 million expense in the prior year resulting from changes in the amount of contingent consideration expected to be paid in connection with an acquisition.

Please refer to the Match Group Q3 2016 earnings release and the related presentation referenced therein for further detail.

HomeAdvisor

Revenue increased 34% to $133.6 million due primarily to 39% growth at the HomeAdvisor domestic business and 17% growth at the HomeAdvisor international business.  HomeAdvisor domestic revenue growth was driven by a 48% increase in paying service professionals to over 137,000 and a 27% increase in service requests.  Operating income increased 110% to $12.8 million and Adjusted EBITDA increased 79% to $16.0 million due to the higher revenue, notwithstanding a 36% increase in selling and marketing expenses, including 48% growth in TV marketing, and $1.1 million in transaction-related costs.

Video

Revenue was flat versus the prior year at $60.0 million, due primarily to growth at Vimeo, offset by lower revenue from IAC Films and declines at Electus due to the timing of certain projects.  Operating loss decreased 53% to $2.7 million and the Adjusted EBITDA loss decreased 83% to $0.9 million due primarily to reduced losses at Vimeo.

Applications

Revenue was $142.8 million in Q3 2016, flat sequentially from Q2 2016, driven by a 1% increase in Consumer, partially offset by a 6% decline in Partnerships.  Revenue decreased 26% versus the prior year due to a 45% decline in Partnerships and an 18% decline in Consumer.  The Consumer decline was driven by lower search revenue from desktop applications primarily due to lower revenue per query and, consequently, lower marketing spend, partially offset by strong growth at Apalon and SlimWare.

Operating income and Adjusted EBITDA were $29.2 million and $34.6 million, respectively, in Q3 2016, 55% and 19% higher sequentially from Q2 2016.  Operating income decreased 37% and Adjusted EBITDA decreased 28% versus the prior year due primarily to the lower revenue.  Operating income was further impacted by expense of $2.7 million in Q3 2016 versus income of $1.5 million in the prior year resulting from changes in the amount of contingent consideration expected to be paid in connection with an acquisition.

Publishing

Revenue decreased 58% to $74.9 million due to 74% lower Ask & Other revenue and 35% lower Premium Brands revenue.  Ask & Other revenue decreased due to a decline in revenue at Ask.com, primarily as a result of the new Google contract, which became effective April 1, 2016, as well as declines from certain other legacy businesses.  Premium Brands revenue decreased due primarily to declines in paid search traffic at About.com, mainly attributable to the new Google contract, partially offset by strong growth at Investopedia.

Operating income declined $28.7 million to a loss of $14.6 million and Adjusted EBITDA declined $27.3 million to a loss of $6.2 million due to the lower revenue and $1.1 million in restructuring costs.

Other

Revenue decreased 4% due to the sale of PriceRunner on March 18, 2016, partially offset by growth at ShoeBuy.  Operating income and Adjusted EBITDA decreased $1.7 million and $2.4 million, respectively, to losses in the current year due to the lower revenue.

Corporate

Operating loss decreased due primarily to a lower Adjusted EBITDA loss due to certain transaction-related costs in the prior year and lower stock-based compensation expense in the current year.

OTHER ITEMS

Q3 2015 Other income, net included a $33.6 million gain from a real estate transaction.

Interest expense increased due to the borrowings under the Match Group term loan facility, of which $400 million was refinanced on June 1, 2016 with Match Group 6.375% Senior Notes, and the higher interest rate associated with the exchange of $445 million of Match Group 6.75% Senior Notes for a substantially like amount of IAC 4.75% Senior Notes.  The note exchange and term loan borrowings closed on November 16, 2015.

The effective tax rates for continuing operations in Q3 2016 and Q3 2015 were 25% and 38%, respectively, and the effective tax rates for Adjusted Net Income in Q3 2016 and Q3 2015 were 30% and 37%, respectively.  The Q3 2016 effective rates were lower than the prior year primarily due to an increase in foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2016, IAC had 79.2 million common and class B common shares outstanding.  As of October 28, 2016, the Company had 10.3 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of September 30, 2016:

•                  The Company had $1.4 billion in cash and cash equivalents and marketable securities, of which IAC held $1.1 billion and Match Group held $231.2 million.

•                  The Company had $1.7 billion in long-term debt, of which IAC owed $428.5 million and Match Group owed $1.2 billion.

•                  IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of September 30, 2016 and currently remain undrawn.

•                  During Q3 2016, the Company redeemed and repurchased a total of $54.8 million of its 4.875% Senior Notes and repurchased $10.4 million of its 4.75% Senior Notes.

As of September 30, 2016, IAC’s ownership interest and voting interest in Match Group were 82.8% and 98.0%, respectively.

OPERATING METRICS

	Q3 2016	Q3 2015	Growth
Match Group
Direct Revenue (in millions)(a)
North America (b)	$172.4	$148.7	16%
International (c)	101.3	75.8	34%
Total Direct Revenue(a)	$273.7	$224.5	22%
Indirect Revenue	13.8	10.6	30%
Total Dating Revenue	$287.5	$235.1	22%
Non-dating Revenue	28.9	33.8	-15%
Total Revenue	$316.4	$269.0	18%

Dating Average PMC (d) (in thousands)
North America (b)	3,371	2,676	26%
International (c)	2,175	1,491	46%
Total Dating Average PMC	5,546	4,167	33%

Dating ARPPU(e)
North America (b)	$0.56	$0.60	-8%
International (c)	$0.51	$0.55	-8%
Total Dating ARPPU	$0.54	$0.59	-8%

HomeAdvisor
Domestic Revenue (in millions)	$116.4	$83.7	39%
Domestic Service Requests (000s) (f)	3,684	2,908	27%
Domestic Paying Service Professionals (000s) (g)	137	93	48%

Video (in thousands)
Vimeo Ending Subscribers	741	654	13%

Applications (in millions)
Revenue
Consumer (h)	$110.9	$135.6	-18%
Partnerships (i)	31.9	57.7	-45%
Total Revenue	$142.8	$193.3	-26%

Publishing (in millions)
Revenue
Premium Brands (j)	$48.2	$74.7	-35%
Ask & Other (k)	26.7	104.0	-74%
Total Revenue	$74.9	$178.7	-58%

See notes on following page

OPERATING METRICS NOTES

(a) Direct Revenue is revenue that is directly received from an end user of our products.

(b)   North America consists of our Dating businesses for customers located in the United States and Canada.

(c)    International consists of our Dating businesses for customers located outside of the United States and Canada.

(d) Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.

(e) ARPPU, or Average Revenue per Paying User, is Direct Revenue in the relevant measurement period divided by the Average PMC in such period divided by the number of calendar days in such period.

(f)      Fully completed and submitted customer service requests on HomeAdvisor.

(g)   The number of service professionals that had an active membership or paid for leads in the last month of the period.

(h)   Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including SlimWare, and Apalon, which houses our mobile operations.

(i)      Partnerships revenue is composed of our business-to-business partnership operations.

(j)      Premium Brands revenue is composed of About.com, Dictionary.com, Investopedia and The Daily Beast.

(k)    Ask & Other revenue is principally composed of Ask.com and CityGrid.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	10/28/16	Dilution at:
Share Price			$65.17	$70.00	$75.00	$80.00	$85.00

Absolute Shares as of 10/28/16	79.3		79.3	79.3	79.3	79.3	79.3

RSUs and Other *	1.9		1.1	1.1	1.0	0.9	0.9
Options	7.9	$51.95	1.2	1.4	1.6	1.7	1.9
Total Dilution			2.3	2.4	2.6	2.7	2.8
% Dilution			2.9%	3.0%	3.1%	3.3%	3.4%
Total Diluted Shares Outstanding			81.6	81.7	81.9	82.0	82.1

The dilution calculation above assumes that all exercise proceeds from IAC options (from both vested and unvested awards) and all expected tax benefits associated with the vesting and exercise of all awards, are used to purchase IAC shares at the time of such vesting or exercise (as the case may be), whether or not such repurchases actually occur.  This presentation differs from the treasury stock method used for GAAP because (i) it excludes from the assumed proceeds the future non-cash compensation of all unvested stock-based awards, (ii) includes in the assumed proceeds the entire estimated tax benefit received rather than only the excess tax benefit, and (iii) includes the dilution related to performance and market-based awards that are considered probable of vesting.  We believe this method of presentation better reflects the determination of fully diluted shares of the Company.

* Assumes Match Group subsidiary denominated stock-based awards are settled with shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding the Company’s third quarter 2016 results on Thursday, November 3, 2016, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the www.iac.com/Investors.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue	$764,102	$838,561	$2,328,720	$2,382,205
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	179,131	199,377	543,262	564,077
Selling and marketing expense	292,393	343,110	970,259	1,030,302
General and administrative expense	128,829	134,122	417,206	378,265
Product development expense	45,947	46,859	151,688	138,546
Depreciation	17,951	15,625	51,321	46,693
Amortization of intangibles	14,267	12,338	65,062	39,304
Goodwill impairment	—	—	275,367	—
Total operating costs and expenses	678,518	751,431	2,474,165	2,197,187

Operating income (loss)	85,584	87,130	(145,445)	185,018

Interest expense	(27,118)	(15,992)	(82,622)	(45,270)
Other income, net	11,700	34,398	20,405	39,748
Earnings (loss) from continuing operations before income taxes	70,166	105,536	(207,662)	179,496
Income tax (provision) benefit	(17,826)	(40,510)	77,394	(34,722)
Earnings (loss) from continuing operations	52,340	65,026	(130,268)	144,774
Earnings (loss) from discontinued operations, net of tax	—	17	—	(11)
Net earnings (loss)	52,340	65,043	(130,268)	144,763
Net (earnings) loss attributable to noncontrolling interests	(9,178)	568	(13,063)	6,558
Net earnings (loss) attributable to IAC shareholders	$43,162	$65,611	$(143,331)	$151,321

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$0.54	$0.79	$(1.78)	$1.82
Diluted earnings (loss) per share from continuing operations	$0.49	$0.74	$(1.78)	$1.71

Basic earnings (loss) per share	$0.54	$0.79	$(1.78)	$1.82
Diluted earnings (loss) per share	$0.49	$0.74	$(1.78)	$1.71

Dividends declared per share	$—	$0.34	$—	$1.02

Stock-based compensation expense by function:
Cost of revenue	$597	$307	$1,904	$846
Selling and marketing expense	1,465	2,442	5,026	7,284
General and administrative expense	18,248	21,683	59,957	56,320
Product development expense	3,351	2,577	15,723	7,419
Total stock-based compensation expense	$23,661	$27,009	$82,610	$71,869

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$1,189,784	$1,481,447
Marketable securities	177,862	39,200
Accounts receivable, net	199,328	250,077
Other current assets	232,556	174,286
Total current assets	1,799,530	1,945,010

Property and equipment, net	317,277	302,817
Goodwill	1,942,556	2,245,364
Intangible assets, net	382,296	440,828
Long-term investments	126,855	137,386
Other non-current assets	102,646	117,286
TOTAL ASSETS	$4,671,160	$5,188,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$—	$40,000
Accounts payable, trade	72,268	86,883
Deferred revenue	284,227	258,412
Accrued expenses and other current liabilities	346,094	383,251
Total current liabilities	702,589	768,546

Long-term debt, net of current portion	1,641,285	1,726,954
Income taxes payable	35,800	33,692
Deferred income taxes	250,883	348,773
Other long-term liabilities	39,244	64,510

Redeemable noncontrolling interests	31,160	30,391

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	255	254
Class B convertible common stock	16	16
Additional paid-in capital	11,906,822	11,486,315
Retained earnings	188,063	331,394
Accumulated other comprehensive loss	(122,684)	(152,103)
Treasury stock	(10,108,606)	(9,861,350)
Total IAC shareholders’ equity	1,863,866	1,804,526
Noncontrolling interests	106,333	411,299
Total shareholders’ equity	1,970,199	2,215,825
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,671,160	$5,188,691

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities attributable to continuing operations:
(Loss) earnings from continuing operations	$(130,268)	$144,774
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	82,610	71,869
Depreciation	51,321	46,693
Amortization of intangibles	65,062	39,304
Goodwill impairment	275,367	—
Excess tax benefits from stock-based awards	(43,131)	(49,147)
Deferred income taxes	(99,955)	(7,851)
Equity in losses of unconsolidated affiliates	340	78
Acquisition-related contingent consideration fair value adjustments	7,993	(17,906)
Gains on sale of businesses and investments, net	(13,416)	(523)
Gain on real estate transaction	—	(33,586)
Other adjustments, net	21,882	15,679
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	32,950	(25,822)
Other assets	(19,775)	(13,746)
Accounts payable and other current liabilities	(63,669)	(17,635)
Income taxes payable	(37,081)	(13,748)
Deferred revenue	31,352	45,674
Net cash provided by operating activities attributable to continuing operations	161,582	184,107
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(2,524)	(43,286)
Capital expenditures	(62,739)	(44,558)
Investments in time deposits	(87,500)	—
Proceeds from maturities of time deposits	87,500	—
Proceeds from maturities and sales of marketable debt securities	79,210	192,928
Purchases of marketable debt securities	(229,246)	(93,134)
Purchases of investments	(7,211)	(25,073)
Net proceeds from the sale of businesses and investments	110,536	8,551
Other, net	5,562	(4,095)
Net cash used in investing activities attributable to continuing operations	(106,412)	(8,667)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(247,256)	(200,000)
Proceeds from Match Group 2016 Senior Notes offering	400,000	—
Principal payments on long-term debt	(410,000)	(80,000)
Debt issuance costs	(5,048)	—
Redemption and repurchase of Senior Notes	(126,271)	—
Dividends	—	(84,947)
Issuance of IAC common stock pursuant to stock-based awards, net of withholding taxes	(7,148)	(40,197)
Issuance of Match Group common stock pursuant to stock-based awards, net of withholding taxes	467	—
Excess tax benefits from stock-based awards	43,131	49,147
Purchase of noncontrolling interests	(2,529)	(29,899)
Acquisition-related contingent consideration payments	(2,180)	(5,712)
Decrease in restricted cash related to bond redemptions	20,000	—
Other, net	(766)	512
Net cash used in financing activities attributable to continuing operations	(337,600)	(391,096)
Total cash used in continuing operations	(282,430)	(215,656)
Total cash used in discontinued operations	—	(190)
Effect of exchange rate changes on cash and cash equivalents	(9,233)	(8,111)
Net decrease in cash and cash equivalents	(291,663)	(223,957)
Cash and cash equivalents at beginning of period	1,481,447	990,405
Cash and cash equivalents at end of period	$1,189,784	$766,448

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2016	2015
Net cash provided by operating activities attributable to continuing operations	$161.6	$184.1
Capital expenditures	(62.7)	(44.6)
Tax payments related to sales of a business and an investment	—	(2.1)
Free Cash Flow	$98.8	$137.5

For the nine months ended September 30, 2016, consolidated Free Cash Flow decreased $38.6 million due to higher interest payments and higher capital expenditures, partially offset by higher Adjusted EBITDA and lower income tax payments.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net earnings (loss) attributable to IAC shareholders	$43,162	$65,611	$(143,331)	$151,321
Stock-based compensation expense	23,661	27,009	82,610	71,869
Amortization of intangibles	14,267	12,338	65,062	39,304
Acquisition-related contingent consideration fair value adjustments	(2,477)	(960)	7,993	(17,906)
Goodwill impairment	—	—	275,367	—
Discontinued operations, net of tax	—	(17)	—	11
Impact of income taxes and noncontrolling interests	(18,362)	(13,646)	(156,919)	(41,262)
Adjusted Net Income	$60,251	$90,335	$130,782	$203,337

GAAP Basic weighted average shares outstanding	79,532	82,910	80,357	82,924
Options, RSUs and subsidiary denominated equity, treasury method	2,087	5,990	—	5,323
GAAP Diluted weighted average shares outstanding	81,619	88,900	80,357	88,247
Options, RSUs and subsidiary denominated equity, treasury method not included in diluted shares above	—	—	2,306	—
Impact of RSUs and other	444	470	492	410
Adjusted EPS weighted average shares outstanding	82,063	89,370	83,155	88,657

GAAP Diluted earnings (loss) per share	$0.49	$0.74	$(1.78)	$1.71

Adjusted EPS	$0.73	$1.01	$1.57	$2.29

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.  If Match Group subsidiary denominated equity is included in GAAP diluted weighted average shares outstanding, they are backed out of Adjusted EPS as they are assumed to be settled with shares of Match Group common stock.

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended September 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$91.8	$11.1	$8.0	$4.9	$(5.1)	$110.7
HomeAdvisor	12.8	0.4	2.0	0.7	—	16.0
Video	(2.7)	0.6	0.4	0.7	—	(0.9)
Applications	29.2	—	1.1	1.5	2.7	34.6
Publishing	(14.6)	—	2.0	6.3	—	(6.2)
Other	(1.5)	—	0.7	0.1	(0.1)	(0.8)
Corporate	(29.5)	11.5	3.7	—	—	(14.3)
Total	$85.6	$23.7	$18.0	$14.3	$(2.5)	$139.0

	For the three months ended September 30, 2015
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$58.4	$13.1	$6.1	$4.4	$0.8	$82.7
HomeAdvisor	6.1	0.4	1.6	0.8	—	8.9
Video	(5.7)	—	0.3	0.4	(0.2)	(5.1)
Applications	46.5	—	1.3	1.6	(1.5)	47.9
Publishing	14.1	—	2.4	4.6	—	21.1
Other	0.2	—	0.7	0.7	—	1.6
Corporate	(32.5)	13.5	3.2	—	—	(15.9)
Total	$87.1	$27.0	$15.6	$12.3	$(1.0)	$141.1

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the nine months ended September 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Match Group	$194.6	$41.3	$22.6	$19.6	$(2.7)	$—	$275.4
HomeAdvisor	26.6	1.2	5.8	2.3	—	—	35.9
Video	(25.2)	0.6	1.3	1.7	(0.2)	—	(21.8)
Applications	75.8	—	3.3	4.6	11.0	—	94.7
Publishing	(324.7)	—	6.4	36.3	—	275.4	(6.6)
Other	(3.3)	—	2.0	0.6	(0.1)	—	(0.7)
Corporate	(89.3)	39.4	9.9	—	—	—	(40.1)
Total	$(145.4)	$82.6	$51.3	$65.1	$8.0	$275.4	$336.9

	For the nine months ended September 30, 2015
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$125.9	$31.0	$19.8	$14.1	$(11.5)	$179.4
HomeAdvisor	3.7	1.2	4.8	3.1	—	12.8
Video	(36.6)	0.3	0.7	1.2	(2.6)	(37.0)
Applications	138.1	—	3.5	4.7	(3.8)	142.5
Publishing	43.7	—	7.3	14.1	—	65.1
Other	(0.7)	—	1.8	2.1	—	3.2
Corporate	(89.0)	39.3	8.8	—	—	(41.0)
Total	$185.0	$71.9	$46.7	$39.3	$(17.9)	$325.0

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, RSUs and performance-based RSUs.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs are included only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, RSUs and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of RSUs and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as content, technology, customer lists, advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on November 3, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate (primarily the online advertising, general advertising and dating industries), our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to protect our systems from cyberattacks, operational and financial risks relating to acquisitions, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of widely known consumer brands such as HomeAdvisor, Vimeo, About.com, Dictionary.com, The Daily Beast, Investopedia, and Match Group’s online dating portfolio, which includes Match, OkCupid, Tinder and PlentyOfFish.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Isabelle Weisman

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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